December 9, 2022

Unique Fabricating NA, Inc.,
Unique-Intasco Canada, Inc.,
800 Standard Parkway
Auburn Hills, MI 48326

Attention: Byrd Douglas Cain

Re: Amended and Restated Credit Agreement dated November 8, 2018, as amended, including, most recently by Waiver and Ninth Amendment to Credit Agreement dated November 7, 2022 (collectively, the “Credit Agreement”)

Dear Mr. Cain,

We write to you on behalf of the Lenders in our capacity as Agent with regard to the above-referenced Credit Agreement and Section 7A thereof. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to them in the Credit Agreement.

As you know the Borrowers and Advisor are to provide to the Agent by December 9, 2022 one or more non-binding indications of interest from one or more potential counterparties to one or more Refinancing Transactions sufficient to repay the Loans on or before the Repayment Date. Borrowers have requested that the Lender extend the deliverable date from December 9, 2022 to December 16, 2022. The Agent is willing to do so on the terms and conditions of this letter agreement.

Accordingly the date of December 9, 2022 set forth in Section 7A(b) of the Credit Agreement is extended to December 16, 2022. If Borrowers do not provide to the Agent one or more non-binding indications of interest from one or more potential counterparties to one or more Refinancing Transactions by December 16, 2022, then the Borrower and Advisor will convene a meeting on December 19, 2022 with the Agent and Lenders to orally inform the Lenders (which shall be confirmed in writing within the 12 hours following conclusion of the meeting) of the amendments and revisions to the Repayment Plan (the “Plan Amendments”), which Plan Amendments: (i) must provide for repayment of the Loans by the Repayment Date and (ii) otherwise be acceptable to the Agent and Majority Lenders in their discretion. If the Borrowers do not provide the non-binding indications of interest as required by Section 7A(b) by December 16, 2022 and the Plan Amendments are unacceptable to the Agent and Majority Lenders, the Borrower and other Credit Parties will be in default of their obligations under the Credit Agreement and other Loan Documents.

If the Credit Parties agree with the foregoing, kindly so indicate by counter-signing this letter where indicated below and returning a signed copy to the undersigned.

Except as specifically modified hereby, the Credit Agreement shall remain in full force and effect. Nothing contained in this letter or in any other communication between the Agent, any Lender and any Credit Party shall be deemed to constitute or shall be construed as: (a) a waiver or release of any of the Lenders’ rights or remedies against Credit Parties pursuant to applicable law except as provided herein, (b) a course of dealing obligating the Lenders to provide any accommodations, financial or otherwise, to any Credit Party at any time, (c) a commitment or an agreement to make a commitment with respect to any possible restructuring of the terms provided in the Loan Documents, or (d) having terminated, extinguished, or discharged all or any portion of the Indebtedness due to the Lenders under the Loan Documents.

Sincerely,

Citizens Bank, National Association, as Agent

By:
Michael M. Flynn
Senior Vice President
MMF/cdb

Agreed and Accepted:

UNIQUE FABRICATING NA, INC.
UNIQUE-INTASCO CANADA, INC.
UNIQUE FABRICATING, INC.
UNIQUE-CHARDAN, INC.
UNIQUE MOLDED FOAM TECHNOLOGIES, INC.
UNIQUE PRESCOTECH, INC.
UNIQUE FABRICATING REALTY, LLC
UNIQUE FABRICATING SOUTH, INC.
UNIQUE-INTASCO USA, INC.

By:
Byrd Douglas Cain III
Title: President
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